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                                                                  Exhibit 12 (b)
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                     GENERAL ELECTRIC CAPITAL SERVICES, INC.

                           AND CONSOLIDATED AFFILIATES

     Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends



                                                                        Years ended December 31
                                                    -----------------------------------------------------------------
 (Dollars in millions)                                 1999          1998         1997         1996          1995
                                                    ------------  -----------  ------------ ------------  -----------
 Net earnings ....................................   $  4,443      $  3,796     $  3,256     $  2,817      $  2,415
 Provision for income taxes ......................      1,653         1,364        1,166        1,231         1,105
 Minority interest ...............................        186           148          121          167           140
                                                    ------------  -----------  ------------ ------------  -----------
 Earnings before income taxes and minority
   interest ......................................      6,282         5,308        4,543        4,215         3,660
                                                    ------------  -----------  ------------ ------------  -----------
 Fixed charges:
   Interest ......................................      9,607         9,122        7,762        7,402         6,731
   One-third of rentals ..........................        356           296          245          182           175
                                                    ------------  -----------  ------------ ------------  -----------
 Total fixed charges .............................      9,963         9,418        8,007        7,584         6,906
                                                    ------------  -----------  ------------ ------------  -----------
 Less interest capitalized, net of amortization ..        (87)          (88)         (52)         (41)          (21)
                                                    ------------  -----------  ------------ ------------  -----------
 Earnings before income taxes and minority
   interest, plus fixed charges ..................    $16,158       $14,638      $12,498      $11,758       $10,545
                                                    ============  ===========  ============ ============  ===========
 Preferred stock dividend requirements ...........  $       1     $       1    $       1    $       1     $       1
 Ratio of earnings before provisions for income
   taxes to net earnings .........................       1.37          1.36         1.36         1.44          1.46
                                                    ------------  -----------  ------------ ------------  -----------
 Preferred stock dividend factor on pre-tax basis           1             1            1            1             1
 Fixed charges ...................................      9,963         9,418        8,007        7,584         6,906
                                                    ------------  -----------  ------------ ------------  -----------
 Total fixed charges and preferred stock dividend
   requirements ..................................   $  9,964      $  9,419     $  8,008     $  7,585      $  6,907
                                                    ============  ===========  ============ ============  ===========
 Ratio of earnings to combined fixed charges and
   preferred stock dividends .....................       1.62         1.55          1.56         1.55         1.53
                                                    ============  ===========  ============ ============  ===========

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